Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 2, 2012 (except for Notes 10.b.9.2 and 14.b, as to which the date is June 25, 2012) included in the Form 6-K as filed with the Securities and Exchange Commission on June 25, 2012, and incorporated by reference to the Amendment No. 1 to the Registration Statement (Form F-1 No. 333-182329) and related Prospectus of Rosetta Genomics Ltd. dated July 26, 2012.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv	Kost Forer Gabbay & Kasierer
July 26, 2012	A Member of Ernst & Young Global